Exhibit 10.1

EXECUTION

AMENDMENT NO. 4

TO MASTER REPURCHASE AGREEMENT

Amendment No. 4 to Master Repurchase Agreement, dated as of January 31, 2014 (this “Amendment”), by and among Bank of America, N.A. (“Buyer”), PennyMac Corp. (“Seller”), PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P. (individually and collectively, the “Guarantor”).

RECITALS

Buyer, Guarantor and Seller are parties to that certain Master Repurchase Agreement, dated as of November 7, 2011 (as amended by Amendment No. 1, dated as of August 17, 2012, Amendment No. 2, dated as of January 3, 2013, and Amendment No. 3, dated as of March 28, 2013, the “Existing Master Repurchase Agreement”; and as further amended by this Amendment, the “Master Repurchase Agreement”).  The Guarantor is a party to that certain Guaranty (as amended from time to time, the “Guaranty”), dated as of November 7, 2011, made by Guarantor in favor of Buyer.

Buyer, Seller and Guarantor have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.  As a condition precedent to amending the Existing Master Repurchase Agreement, Buyer has required Guarantor to ratify and affirm the Guaranty on the date hereof.

Accordingly, Buyer, Seller and Guarantor hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

SECTION 1.   Definitions.  Section 2 of the Existing Master Repurchase Agreement is hereby amended by:

1.1  deleting the definition of “FICO” in its entirety and replacing all references thereto with the defined term “FICO Score”;

1.2  deleting the definitions of “Effective Date”, “LIBOR”, “Liquidity”, “Net Worth”, “Noncompliant I”, “Noncompliant II”, “Subordinated Debt” and “Total Liabilities” in their entirety and replacing with the following:

“Effective Date” has the meaning set forth in the Transactions Terms Letter.

“LIBOR” means the daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official BBA LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination; provided, that if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement using LIBOR, then Buyer may, in addition to its rights under Section 11(b) and Section 10(b)(5) herein, select an alternative rate of interest or index in its discretion.

“Liquidity” means, as of any date of determination, (a) with respect to Seller, the sum of (i) Seller’s unrestricted and unencumbered cash and Cash Equivalents and (ii) the balance in the Over/Under Account exclusive of funds held due to a Margin Deficit or Margin Call, and (b) with respect to Guarantors, the sum of (i) such Person’s unrestricted and unencumbered cash and Cash Equivalents, (ii) the balance in the Over/Under Account exclusive of funds held due to a Margin Deficit or Margin Call, and (iii) the aggregate amount of unused capacity available to such Person under the committed repurchase agreements between Buyer and Seller for whole loans for which such Person has unencumbered eligible collateral to pledge thereunder.  By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.

“Net Worth” means, with respect to such Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“Noncompliant I” means either (a) a Purchased Mortgage Loan other than a Jumbo Mortgage Loan, which has been subject to one or more Transactions hereunder for a period of greater than 30 days but not greater than 60 days, or (b) a Purchased Mortgage Loan that is a Jumbo Mortgage Loan, which has been subject to one or more Transactions hereunder for a period of greater than 180 days but not greater than 210 days.

“Noncompliant II” means either (a) a Purchased Mortgage Loan other than a Jumbo Mortgage Loan, which has been subject to one or more Transactions hereunder for a period of greater than 60 days but not greater than 90 days, or (b) a Purchased Mortgage Loan that is a Jumbo Mortgage Loan, which has been subject to one or more Transactions hereunder for a period of greater than 210 days but not greater than 240 days.

“Subordinated Debt” means Indebtedness of a Person which is (a) unsecured, (b) as to which no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Expiration Date and (c) as to which the payment of the principal of and interest on such Indebtedness and other obligations of such Person in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of such Person to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

“Total Liabilities” means, as of any date of determination, (i) with respect to PMIT, the sum of (a) the total liabilities of PMIT on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of PMIT’s financial statements, plus (b) to the extent not already included under GAAP, the total aggregate outstanding amount owed by PMIT under any repurchase, refinance or other similar credit arrangements, plus (c) to the extent not already included under GAAP, any “off balance sheet” repurchase, refinance or other similar credit arrangements, less (d) non-recourse debt and (ii)

with respect to Seller and PMOP, the sum of (a) the total liabilities of such Person on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of such Person’s financial statements, plus (b) to the extent not already included under GAAP, the total aggregate outstanding amount owed by such Person under any repurchase, refinance or other similar credit arrangements, plus (c) to the extent not already included under GAAP, any “off balance sheet” repurchase, refinance or other similar credit arrangements, less (d) non-recourse debt and less (e) any debt classified as intercompany debt that is eliminated on the accompanying consolidating financial statements of PMIT and its Subsidiaries.

1.3  adding the following defined terms in their proper alphabetical order:

“Ability to Repay Rule” means 12 CFR 1026.43(c).

“FICO Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores; provided, that if (a) two separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score; and (b) three separate credit scores are obtained on such origination date, the FICO Score shall be the middle credit score.

“PMOP” means PennyMac Operating Partnership, L.P.

“QM Rule” means 12 CFR 1026.43(e).

“Qualified Mortgage” means a Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

“Rebuttable Presumption Qualified Mortgage” means a Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.

“Safe Harbor Qualified Mortgage” means a Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.

SECTION 2.   Transactions.  Section 3 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (a) in its entirety and replacing it with the following (modified text underlined for review purposes):

a.  Terms.  From time to time, Buyer will purchase from Seller certain Mortgage Loans that have been originated or acquired by Seller.  This Agreement is a commitment by Buyer to enter into Transactions with Seller for an aggregate amount up to the Committed Amount.  This Agreement is not a commitment by Buyer to enter into Transactions with Seller for amounts exceeding the Committed Amount, but rather, sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with

Seller.  Seller hereby acknowledges that, beyond the Committed Amount, Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.  Buyer may, without cause and for any reason whatsoever, terminate this Agreement with respect to the Uncommitted Amount at any time by providing two (2) Business Days’ prior notice to Seller.  All Purchased Mortgage Loans shall exceed or meet the Underwriting Guidelines and shall be serviced by Subservicer.  The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Aggregate Transaction Limit.

SECTION 3.   Security Interest.  Section 8 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (a) in its entirety and replacing it with the following (modified text underlined for review purposes):

a.             Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, any Agency Security or right to receive such Agency Security when issued to the extent backed by any of the Purchased Mortgage Loans, the Records (including, without limitation, copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule), all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Mortgage Loans), any related Purchase Commitments, any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any), Income, the Collection Account and all amounts held therein, the Over/Under Account and all amounts held therein, Interest Rate Protection Agreements to the extent of the Purchased Mortgage Loans protected thereby, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) related to the Purchased Mortgage Loans, all collateral, however defined, securing any other agreement between Seller or a Guarantor on the one hand and Buyer on the other hand, general intangibles and other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

SECTION 4.   Conditions Precedent.  Section 10(b) of the Existing Master Repurchase Agreement is hereby amended by (i) deleting Subsection (12) in its entirety, and (ii) inserting the following at the end thereof:

(12)  Qualified Mortgage.  A schedule identifying each Mortgage Loan subject to the proposed Transaction as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage.

(13)  Additional Documentation.  Such other documents pertaining to the Transaction as Buyer may reasonably request, from time to time.

SECTION 5.   Servicing.  Section 12 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (d) in its entirety and replacing it with the following (modified text underlined for review purposes):

d.  Seller shall provide promptly to Buyer a Servicer Notice and Pledge agreed to by the Servicer, advising Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in the Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of the occurrence and continuance of an Event of Default hereunder, Servicer will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.  Upon the occurrence and continuance of an Event of Default, Buyer shall have the right to immediately terminate Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee.  Seller and Servicer shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer or subservicer appointed by Buyer in its sole discretion.  For the avoidance of doubt, any termination of the Servicer’s rights to service by the Buyer as a result of an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

SECTION 6.   Representations and Warranties.  Section 13(a) of the Existing Master Repurchase Agreement is hereby amended by deleting clause (17) in its entirety and replacing it with the following (modified text underlined for review purposes):

(17)         Chief Executive Office; Jurisdiction of Organization.  On the Effective Date, Seller’s chief executive office, is, and has been, located at 6101 Condor Drive, Moorpark, CA 93021.  On the Effective Date, Seller’s jurisdiction of organization is the State of Delaware.  Seller shall provide Buyer with thirty days advance notice of any change in Seller’s principal office or place of business or jurisdiction.  Seller has no trade name.  During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

SECTION 7.   Covenants.  Section 14 of the Existing Master Repurchase Agreement is hereby amended by deleting Subsections (a)(1), (a)(2), (a)(3), (a)(4), (a)(5), (c) and (dd) each in its entirety and replacing each respectively with the following (modified text underlined for review purposes):

(a)(1) Adjusted Tangible Net Worth.  (A) Seller shall maintain an Adjusted Tangible Net Worth of not less than $150,000,000; (B) PMIT shall maintain an Adjusted Tangible Net Worth of not less than $860,000,000; and (C) PMOP shall maintain an Adjusted Tangible Net Worth of not less than $700,000,000.

(a)(2)  Liquidity. As of the end of each calendar month, (A) Seller has maintained Liquidity in an amount not less than $15,000,000; (B) PMIT and its Subsidiaries have maintained in the aggregate Liquidity in an amount not less than $40,000,000; and (C) PMOP and its Subsidiaries have maintained in the aggregate Liquidity in an amount not less than $40,000,000.

(a)(3)  Total Liabilities to Adjusted Tangible Net Worth Ratio.  (A) Seller’s ratio of Total Liabilities to Adjusted Tangible Net Worth shall not exceed 10:1; (B) PMIT’s and its Subsidiaries’ aggregate ratio of Total Liabilities to Adjusted Tangible Net Worth shall not exceed 5:1; and (C) PMOP’s ratio of Total Liabilities to Adjusted Tangible Net Worth shall not exceed 5:1.

(a)(4)  Profitability.  (A) Seller shall maintain profitability of at least $1.00 in Net Income for the Test Period less any mark-to-market adjustments with respect to the derivative related to the issuance of PennyMac Corp. 5.375% Exchangeable Senior Notes due 2020; (B) PMIT and its Subsidiaries shall maintain profitability of at least $1.00 in Net Income for the Test Period; and (C) PMOP shall maintain profitability of at least $1.00 in Net Income for the Test Period less any mark-to-market adjustments with respect to the derivative related to the issuance of PennyMac Corp. 5.375% Exchangeable Senior Notes due 2020.

(a)(5)  Additional Warehouse Line.  Seller and PMOP, in the aggregate, shall maintain throughout the term of this Agreement, with a nationally recognized and established counterparty (other than Buyer) at least one loan repurchase or warehouse facility that provides funding on a committed basis in a combined amount equal to at least the Committed Amount and which has a Wet Mortgage Loan Type Sublimit not less than the Wet Mortgage Loan Type Sublimit hereunder.

c.             Litigation.  Seller and each Guarantor, as applicable, will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller, a Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $5,000,000 or in an aggregate amount greater than $10,000,000, (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect, or (iv) questions or challenges compliance of any Purchased Mortgage Loan with the Ability to Repay Rule or QM Rule. On each Reporting Date, Seller and each Guarantor, as applicable, will provide to Buyer a litigation docket listing all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority. Seller and each Guarantor, as applicable, will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

dd.          Most Favored Status.  Seller, Guarantors and Buyer each agree that should Seller, Guarantor or any Affiliate thereof enter into a repurchase agreement, warehouse facility, guaranty or similar credit facility with any Person other than Buyer or an Affiliate of Buyer which by its terms provides more favorable terms with respect to any financial covenants set forth in Section 14(a) hereof (each, a “More Favorable Agreement”) then, the Seller shall provide the Buyer with prompt notice of such more favorable terms contained in such More Favorable Agreement and the terms of this Agreement shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement, such that such terms operate in favor of Buyer or an Affiliate of Buyer; provided, that in the event that such More Favorable Agreement is terminated, upon notice by Seller to Buyer of such termination, the original terms of this Agreement shall be deemed to be automatically reinstated.  Seller, Guarantors and Buyer further agree to execute and deliver any new guaranties, agreements or amendments to this Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.  Promptly upon Seller, a Guarantor or any Affiliate thereof entering into a repurchase agreement or other credit facility with any Person other than Buyer, Seller or a Guarantor, as applicable, shall deliver to Buyer a true, correct and complete copy of such repurchase agreement, loan agreement, guaranty or other financing documentation

SECTION 8.   Reports.  Section 17 of the Existing Master Repurchase Agreement is hereby amended by:

8.1  deleting subsection (a)(1) in its entirety and replacing it with the following (modified text underlined for review purposes):

(1)           as soon as available and in any event within forty (40) calendar days after the end of each calendar month, the unaudited consolidated and consolidating balance sheets of each Guarantor and its consolidated Subsidiaries and the unaudited balance sheet of Seller, each as at the end of such period and the related unaudited consolidated and consolidating statements of income for each Guarantor and its consolidated Subsidiaries and the unaudited statements of income for Seller for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of such Guarantor or Seller, as applicable, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Guarantor and its consolidated Subsidiaries or Seller, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

8.2  inserting the following at the end thereof:

h.   QM/ATR Reporting.  Seller shall deliver to Buyer, with reasonable promptness upon Buyer’s request, copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule.

SECTION 9.   Notices.  Section 20 of the Existing Master Repurchase Agreement is hereby amended by deleting the address for notices to Buyer in its entirety and replacing it with the following:

If to Buyer:           Bank of America, N.A.

4500 Park Granada

Mail Code: CA7-910-02-38

Calabasas, California 91302

Attention: Adam Gadsby, Director

Telephone: (818) 225-6541

Facsimile: (213) 457-8707

Email: Adam.Gadsby@baml.com

With copies to:

Bank of America, N.A.

One Bryant Park, 11th Floor

Mail Code: NY1-100-11-01

New York, New York 10036

Attention: Eileen Albus, Vice President, Mortgage Finance

Telephone:  (646) 855-0946

Facsimile:  (646) 855-5050

Email: Eileen.Albus@baml.com

and

Bank of America, N.A.

50 Rockefeller Plaza

Mail Code: NY1-050-12-03

New York, New York 10020

Attention: Mr. Michael McGovern Esq.

Telephone: 646-855-0183

Email: Michael.Mcgovern@bankofamerica.com

SECTION 10.  Fees.  Section 34 of the Existing Master Repurchase Agreement is hereby amended by deleting subsections (a) and (c) in their entirety and replacing them with the following (modified text underlined for review purposes):

a.             The Commitment Fee shall be deemed earned in full on the Effective Date and if this Agreement is renewed, thereafter on or before the anniversary of the Effective Date.  The Commitment Fee shall be paid in four equal installments, which shall be paid on the Effective Date and on the Price Differential Payment Date every third (3rd) month thereafter.  Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.  In the event Seller terminates this Agreement prior to the Termination Date, the unpaid portion of the Commitment Fee shall be paid in full.  In the event that this Agreement is assigned by Seller (with the prior written consent of Buyer) or this Agreement is terminated and replaced with an agreement among Buyer and an affiliated entity of Seller or Guarantor (in either instance, a “New Facility”), Seller shall be permitted to credit any paid and unused allocable portion of the Commitment Fee toward any commitment fee required under any such New Facility.

c.             The Facility Fee (as such term is defined in the Transaction Terms Letter) shall be deemed earned in full on the Effective Date and if this Agreement is renewed, thereafter on or before the anniversary of the Effective Date.  The Facility Fee shall be paid in four equal installments, which shall be paid on the Effective Date and on the Price Differential Payment Date every third (3rd) month thereafter.  Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.  In the event Seller terminates this Agreement prior to the Termination Date, the unpaid portion of the Facility Fee shall be paid in full. In the event that this Agreement is assigned by Seller (with the prior written consent of Buyer) or this Agreement is terminated and replaced with a New Facility, Seller shall be permitted to credit any paid and unused allocable portion of the Facility Fee toward any facility fee required under any such New Facility.

SECTION 11.  Examination and Oversight.  The Existing Master Repurchase Agreement is hereby amended by inserting the following at the end thereof as Section 40:

40.          Examination and Oversight by Regulators

Seller agrees that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities.  Seller shall comply with all requests made by Buyer to assist Buyer in complying with regulatory requirements imposed on Buyer

SECTION 12.  Representations and Warranties.  Schedule 1 of the Existing Master Repurchase Agreement is hereby amended by:

12.1        deleting clause (aaa) in its entirety and replacing it with the following:

(aaa)  Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. The points and fees related to such Mortgage Loan did not exceed 3% of the total loan amount (or such other applicable limits for lower balance Mortgages) as specified under 12 CFR 1026.43(e)(3), and the points and fees were calculated using the calculation required for Qualified Mortgages under 12 CFR 1026.32(b) to determine compliance with applicable requirements.

12.2        adding the following clauses (hhh) and (iii) at the end thereof:

(hhh)  Qualified Mortgage.  Each Mortgage Loan satisfies the following criteria:

(i) such Mortgage Loan is a Qualified Mortgage;

(ii) such Mortgage Loan is accurately identified in writing to Buyer as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;

(iii) prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(iv) such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.

(iii) Ability to Repay Determination.  There is no action, suit or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with the Ability to Repay Rule or the QM Rule.

SECTION 13.  Temporary Increase.  The Existing Master Repurchase Agreement is hereby amended by:

13.1        deleting Section 3(l) in its entirety and replacing it with the following:

l.              Temporary Increase.  Seller may request a temporary increase of the Aggregate Transaction Limit (a “Temporary Increase”) by submitting to Buyer an executed request for Temporary Increase in the form of Exhibit L hereto (a “Request for Temporary Increase”), setting forth the requested increased Aggregate Transaction Limit, the effective date and time of such Temporary Increase and the date and time on which such Temporary Increase shall terminate.  Buyer may from time to time, in its sole and absolute discretion, consent to such Temporary Increase, which consent shall be in writing as evidenced by Buyer’s delivery to Seller of a countersigned Request for Temporary Increase.  At any time that a Temporary Increase is in effect (and only for such time as such Temporary Increase is in effect), the Aggregate Transaction Limit shall be increased by the amount of the Temporary Increase for all purposes of this Agreement and all calculations and provisions relating to the Aggregate Transaction Limit shall refer to such increased amount.

13.2        deleting Exhibit L thereto it in its entirety and replacing it with Exhibit 1 hereof.

SECTION 14.  Fees and Expenses.  Seller hereby agrees to pay to Buyer, on demand, any and all reasonable fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.

SECTION 15.  Conditions Precedent.  This Amendment shall become effective as of the date hereof upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of Buyer, Seller and Guarantor.

SECTION 16.  Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 17.  Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 18.  Severability.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 19.  GOVERNING LAW.  THE AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

SECTION 20.  Reaffirmation of Guaranty. The Guarantor hereby (i) agrees that the liability of Guarantor or rights of Buyer under the Guaranty shall not be affected as a result of this Amendment, (ii) ratifies and affirms all of the terms, covenants, conditions and obligations of the Guaranty and (iii) acknowledges and agrees that such Guaranty is and shall continue to be in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:		/s/ Adam Robitshek
Name: Adam Robitshek
Title: Vice President

PENNYMAC CORP., as Seller

By:		/s/ Pamela Marsh
Name: Pamela Marsh
Title: Executive Vice President, Treasurer

PENNYMAC MORTGAGE INVESTMENT TRUST, as Guarantor

By:		/s/ Pamela Marsh
Name: Pamela Marsh
Title: Executive Vice President, Treasurer

PENNYMAC OPERATING PARTNERSHIP, L.P., as Guarantor

By: PennyMac GP OP, Inc., its General Partner

	By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Executive Vice President, Treasurer

Signature Page to Amendment No. 4 to Master Repurchase Agreement

Exhibit 1 to Amendment No. 4

EXHIBIT L

REQUEST FOR TERMPORARY INCREASE

Bank of America, N.A.

One Bryant Park, 11th floor

New York, New York 10036

NY1-100-11-01

Attention: Eileen Albus

Re: The Master Repurchase Agreement, dated as of November 7, 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between Bank of America, N.A. (“Buyer”), PennyMac Corp. (“Seller”), PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P. (each a “Guarantor”).

Ladies and Gentlemen:

In accordance with Section 3(l) of the Agreement, Buyer hereby consents to a Temporary Increase of the Aggregate Transaction Limit, the Committed Amount or the Uncommitted Amount as further set forth below:

Amount of Temporary Increase: $                                    .

Temporary Committed Amount: $                                    .

Temporary Uncommitted Amount : $                                    .

Effective date and time:  [dd/mm/yyyy at       :          .m.]

Termination date and time:  [dd/mm/yyyy at       :          .m.]

On and after the effective date and time indicated above and until the termination date and time indicated above, the Aggregate Transaction Limit, Committed Amount, and Uncommitted Amount shall equal the Temporary Aggregate Transaction Limit, Temporary Committed Amount and Temporary Uncommitted Amount, respectively, indicated above for all purposes of the Agreement and all calculations and provisions relating to the Aggregate Transaction Limit, Committed Amount, and Uncommitted Amount shall refer to the Temporary Aggregate Transaction Limit, Temporary Committed Amount and Temporary Uncommitted Amount, respectively, including without limitation, Type Sublimits.  Unless otherwise terminated pursuant to the Agreement, this Temporary Increase shall terminate on the termination date and time indicated above.  Upon the termination of this Temporary Increase,

L-1

Seller shall repurchase Purchased Mortgage Loans such that (i) the aggregate outstanding Purchase Price does not exceed the Aggregate Transaction Limit and (ii) the applicable portion of the aggregate outstanding Purchase Price does not exceed any Type Sublimit.  Seller shall repurchase Purchased Mortgage Loans in order to reduce the aggregate outstanding Purchase Price to the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase) in accordance with Section 6 of the Agreement.

All terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

PennyMac Corp.

By:
Name:
Title:

Agreed and Consented by:

BANK OF AMERICA, N.A., Buyer

By:
Name:
Title:

Date:

L-2